                                 EXHIBIT 99.1


FOR IMMEDIATE RELEASE                         Contact:  Mary Hagen
                                                          (503) 641.6115

Epitope Announces Restructuring

Beaverton, Oregon, September 28, 1995 - Epitope, Inc. (AMEX:EPT) today reported that it is reducing its work force by approximately 28% as part of a restructuring plan. Severance payments and related expenses associated with the staff reduction will result in a charge of approximately $500,000 to operating results for the quarter ending September 30, 1995. The staff positions affected by the restructuring represent an annualized cost savings of over $2.1 million.

"The restructuring program is a continuation of our previously announced strategic plan to focus the efforts of the company on our core businesses. Over the past several months, management and the board of directors have performed an extensive review to determine which resources and activities are absolutely necessary to bring the company to profitability and which positions are essential to achieving that goal," said Adolph J. Ferro, president and chief executive officer. "We will now have an organization that has a lower-cost profile, yet is fully resourced to meet the needs of our customers and match the plans and requirements of our medical diagnostics marketing partner, SmithKline Beecham. With cash resources of over $20 million and a lower-cost infrastructure, Epitope is well-positioned for the future."

Ferro also noted that Epitope recently entered into an agreement with Solarcare Technologies Corporation (STC), Bethlehem, Pennsylvania, to collaborate in obtaining regulatory approval for use of assays manufactured by STC for the detection of certain drugs of abuse in oral specimens collected by Epitope's OraSure(R) collection device. A 510(k) application for use of an STC cocaine assay with OraSure was submitted to the Food and Drug Administration in February 1995. The companies plan to submit applications for additional drug analytes after the cocaine application is cleared by the FDA. Epitope will act as STC's international distributor for products covered by the agreement.

Epitope, Inc. is an Oregon corporation utilizing biotechnology to develop diagnostic products for the detection of AIDS and other indications and, through its agricultural unit, Agritope, Inc., superior new plant varieties.